Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140904) pertaining to the Options Issued Pursuant to Individual Option Agreements, the 2000 Stock Option Plan, the Amended and Restated 2001 Stock Option Plan, the 2006 Equity Incentive Plan and the Warrants Issued to Employees, Directors and Service Providers of Artes Medical, Inc. of our report dated March 27, 2007, with respect to the consolidated financial statements of Artes Medical, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
San Diego, California
March 27, 2007